As filed with the Securities and Exchange Commission on June 22, 2018

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FORRESTER RESEARCH, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-2797789
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

60 Acorn Park Drive

Cambridge, Massachusetts 02140

(617) 613-6000

(Address of Principal Executive Offices) (Zip Code)

Second Amended and Restated Employee Stock Purchase Plan

(Full title of the plan)

RYAN DARRAH, ESQ.

Chief Legal Officer and Secretary

Forrester Research, Inc.

60 Acorn Park Drive

Cambridge, Massachusetts 02140

(Name and address of agent for service)

(617) 613-6000

(Telephone number, including area code, of agent for service)

Copy to:

ROBERT V. JAHRLING, III, ESQ.

Choate, Hall & Stewart LLP

Two International Place

Boston, MA 02110

(617) 248-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer (Do not check if a smaller reporting company) ☐		Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Offering Price	Amount of Registration Fee(4)
Second Amended and Restated Employee Stock Purchase Plan, Common Stock, $.01 par value	400,000 shares	$42.95	$17,180,000	$2,138.91

(1)	An additional 400,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Forrester Research, Inc. (“Forrester” or the “Company”) not previously registered have been authorized for issuance pursuant to Forrester’s Second Amended and Restated Employee Stock Purchase Plan (the “Plan”) and such additional shares are registered hereby.
(2)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization of the Company which results in an increase in the number of the Company’s outstanding shares of Common Stock.
(3)	The price of $42.95 per share, which is the average of the high and low sales prices per share of Common Stock on the Nasdaq Global Select Market on June 20, 2018 is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”).
(4)	Calculated pursuant to Section 6(b) of the Securities Act.

REGISTRATION OF ADDITIONAL SECURITIES

AND

INCORPORATION OF EARLIER REGISTRATION STATEMENT BY REFERENCE

This Registration Statement has been filed pursuant to General Instruction E on Form S-8, to register 400,000 additional shares of common stock to be offered pursuant to the Second Amended and Restated Employee Stock Purchase Plan (the “Plan”) of Forrester Research, Inc. (the “Company”). A registration statement on Form S-8 (No. 333-16905), filed with the Commission on November 27, 1996 to register 400,000 shares of common stock offered pursuant to the Plan, a registration statement on Form S-8 (No. 333-99749), filed with the Commission on September 18, 2002 to register an additional 500,000 shares of common stock offered pursuant to the Plan, and a registration statement on Form S-8 (No. 333-159563), filed with the Commission on May 29, 2009 to register an additional 600,000 shares of common stock offered pursuant to the Plan are currently effective and are hereby incorporated herein by reference. An amendment to the Plan to increase the reserved and authorized number of shares under the Plan by 400,000 was authorized by the Company’s Board of Directors on March 23, 2018 and such amendment was approved by the Company’s stockholders on May 8, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Form S-8 will be sent or given to the employees who have been granted awards under the Plan as specified by Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as Prospectuses or Prospectus Supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Company with the Securities and Exchange Commission (the “SEC”) are incorporated in this Registration Statement by reference as of their respective dates:

(a)	Forrester’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on March 9, 2018 (File No. 000-21433);

(b)	Forrester’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, filed on May 10, 2018 (File No. 000-21433), and Forrester’s Current Reports on Form 8-K filed on February 1, 2018, February 7, 2018, April 26, 2018 and May 10, 2018 (File No. 000-21433); and

(c)	The section entitled “Description of Registrant’s Securities to be Registered” contained in Forrester’s Registration Statement on Form 8-A filed under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 15, 1996 (File No. 000-21433).

All documents subsequently filed with the SEC by Forrester pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Forrester’s Restated Certificate of Incorporation provides that Forrester’s directors shall not be liable to Forrester or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. The Restated Certificate of Incorporation also provides that Forrester shall indemnify its directors and officers to the full extent permitted by the laws of the State of Delaware. Forrester also maintains directors’ and officers’ liability insurance to insure its directors and certain officers against certain liabilities and expenses which arise out of or in connection with their capacities as directors and officers.

ITEM 8.	EXHIBITS

See Index to Exhibits.

ITEM 9.	UNDERTAKINGS.

(a)	Forrester hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Forrester hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Forrester’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Forrester pursuant to applicable indemnification provisions, Forrester has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Forrester of expenses incurred or paid by a director, officer or controlling person of Forrester in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, Forrester will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

Exhibit 4.1	Specimen certificate representing the Common Stock of Forrester (see Exhibit 4 to Registration Statement on Form S-1/A filed November 5, 1996).

Exhibit 4.2	Restated Certificate of Incorporation of Forrester (see Exhibit 3.1 to Registration Statement on Form S-1/A filed November 5, 1996).

Exhibit 4.3	Certificate of Amendment of Certificate of Incorporation of Forrester (see Exhibit 3.1 to Annual Report on Form 10-K for the year ended December 31, 1999).

Exhibit 4.4	Certificate of Amendment to Restated Certificate of Incorporation of Forrester

Exhibit 4.5	Amended and Restated By-Laws of Forrester

Exhibit 4.6	Second Amended and Restated Employee Stock Purchase Plan (see Exhibit A to Forrester’s Definitive Proxy Statement on Schedule 14A previously filed with the SEC on March 27, 2018)

Exhibit 5.1	Opinion of Choate, Hall & Stewart LLP.

Exhibit 23.1	Consent of PricewaterhouseCoopers LLP.

Exhibit 23.2	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1).

Exhibit 24.1	Power of Attorney (included as part of the signature page to this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts on June 14, 2018.

FORRESTER RESEARCH, INC.

By:	/s/ George F. Colony
George F. Colony
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints George F. Colony, Michael A. Doyle and Ryan Darrah, jointly and severally, his or her true and lawful attorneys-in-fact and agents with full powers of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all supplements, amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the dates indicated by the following persons in the capacities indicated.

Signature	Capacity In Which Signed	Date

/s/ George F. Colony George F. Colony	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 14, 2018

/s/ Michael A. Doyle Michael A. Doyle	Chief Financial Officer (Principal Financial Officer)	June 14, 2018

/s/ Scott R. Chouinard Scott R. Chouinard	Chief Accounting Officer (Principal Accounting Officer)	June 14, 2018

/s/ Jean M. Birch Jean M. Birch	Member of the Board of Directors	June 14, 2018

/s/ David Boyce David Boyce	Member of the Board of Directors	June 14, 2018

/s/ Neil Bradford Neil Bradford	Member of the Board of Directors	June 18, 2018

/s/ Anthony Friscia Anthony Friscia	Member of the Board of Directors	June 14, 2018

/s/ Robert M. Galford Robert M. Galford	Member of the Board of Directors	June 14, 2018

/s/ Gretchen Teichgraeber Gretchen Teichgraeber	Member of the Board of Directors	June 14, 2018

/s/ Yvonne Wassenaar Yvonne Wassenaar	Member of the Board of Directors	June 15, 2018